Exhibit 99.1

Designated Filer:	Warburg Pincus LLC
Issuer & Ticker Symbol:	Laredo Petroleum, Inc. [LPI]
Date of Event Requiring Statement:	March 26, 2015

Explanation of Responses:

(1)                 This Form 4 is filed on behalf of Warburg Pincus LLC, a New York limited liability company (“WP LLC”) and Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of Warburg Pincus & Co., a New York general partnership (“WP”) and the Co-Chief Executive Officers and Managing Members of WP LLC (WP LLC, together with Messrs. Kaye and Landy, the “Warburg Pincus Reporting Persons”).

(2)                 Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”), WP Antero TopCo, Inc., a Delaware corporation (“TopCo”), Warburg Pincus Private Equity (E&P) X, Inc., a Delaware corporation (“WPX”), Warburg Pincus Private Equity (E&P) X-A, L.P., a Delaware limited partnership (“WP X-A”), and Warburg Pincus (Bermuda) Private Equity X , LLC, a Delaware limited liability company (“WPB”, together with TopCo, WPX, WP X-A and WPB, the “Sellers”), entered into a stock purchase agreement (the “Stock Purchase Agreement”), dated as of March 5, 2015, pursuant to which WP X O&G acquired an aggregate of 24,527,098 shares of common stock of Laredo Petroleum, Inc. (f/k/a Laredo Petroleum Holdings, Inc.) (“Common Stock” and such entity, the “Company”) from the Sellers, at a price of $11.05 per share.

WP X O&G was an existing shareholder of the Company and held 15,636,559 shares of Common Stock of the Company prior to the consummation of the transactions contemplated by the Stock Purchase Agreement. Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”), was an existing shareholder of the Company prior to the consummation of the transactions contemplated by the Stock Purchase Agreement and currently owns 1,291,411  shares of Common Stock. Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), was an existing shareholder of the Company prior to the consummation of the transactions contemplated by the Stock Purchase Agreement and currently owns 46,215,059 shares of Common Stock of the Company.

WP LLC manages each of WP X O&G (the purchaser under the Stock Purchase Agreement), WP X Partners and WP IX (collectively, the “WP Funds”) and WP holds an indirect ownership interest in the WP Funds.  WP LLC also manages the Sellers (or, in some cases, the sole shareholder or sole member of the Sellers).  Therefore, the consummation of the transactions contemplated by the Stock Purchase Agreement did not alter the indirect beneficial ownership of the Reporting Persons in the shares of Common Stock.  However, even though the indirect beneficial ownership of the Reporting Persons did not change, this Form 4 is being filed to reflect the change in direct beneficial ownership of the Sellers and WP X O&G in shares of Common Stock as a result of the consummation of the transactions contemplated by the Stock Purchase Agreement, as concurrently reported on separate Forms 4.

Charles R. Kaye was an existing shareholder of the Company prior to the consummation of the transactions contemplated under the Stock Purchase Agreement and currently owns, directly and indirectly, 178,358 shares of Common Stock of the Company. These 178,358 shares of Common Stock of the Company are held as follows: 142,703 shares of Common Stock of the Company are held directly by Charles R. Kaye; 11,885 shares of Common Stock of the Company are held by The Nicole Kaye 2013 GST Trust; 11,885 shares of Common Stock of the Company are held by The Sydney Kaye 2013 GST Trust; and 11,885 shares of Common Stock of the Company are held by The Tyler Kaye 2013 GST Trust.

Joseph P. Landy was an existing shareholder of the Company prior to the consummation of the transactions contemplated by the Stock Purchase Agreement and currently owns directly and indirectly, 122,000 shares of Common Stock of the Company.

(3)                 By reason of the provisions of Rule 16a-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), each of the Warburg Pincus Reporting Persons may be deemed to be beneficial owners of the 87,670,127 shares of Common Stock of the Company held collectively by the WP Funds.

Solely for the purposes of Section 16 of the Exchange Act, WP LLC may be deemed a director-by-deputization by virtue of Peter R. Kagan and James R. Levy, managing directors of WP LLC and Partners of WP serving as members of the board of directors of the Company.

Due to the limitations on the number of Reporting Persons allowed on Form 4, the WP Funds, and certain affiliated partnerships, who may be deemed to hold beneficial ownership in the shares of Common Stock of the Company, report such beneficial ownership on separate Forms 4.

Pursuant to Rule 16a-1(a)(4) of the Exchange Act, each of the Warburg Pincus Reporting Persons herein states that this Form 4 shall not be deemed an admission that it is the beneficial owner of any of the shares of Common Stock of the Company reported in this Form 4. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of the Common Stock of the Company, except to the extent it has a pecuniary interest in such shares of Common Stock of the Company.